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                                                                      EXHIBIT 23



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report in the Form 8-K, dated April 4, 1997, of Transmation, Inc., dated December 17, 1996, except for the event discussed in Note 9, for which the date is March 4, 1997, with respect to the financial statements of E.I.L. Sales and Service Division (a division of E.I.L. Instruments, Inc.) and to the incorporation by reference in the three Registration Statements on Form S-8 (Registration No. 33-61665, Registration No. 33-08779 and Registration No. 33-08781) of Transmation, Inc. It should be noted that we have not audited any financial statements of the Division subsequent to October 31, 1996, or performed any audit procedures subsequent to the date of our report.

                                     /s/ Arthur Andersen LLP

Baltimore, Maryland
  April 14, 1997